Exhibit 16

[Logo of PricewaterhouseCoopers Appears Here]

PricewaterhouseCoopers LLP Two Commerce Square, Suite 1700 2001 Market Street Philadelphia, PA 19103-7042 Telephone (267) 330 3000 Facsimile (267) 330 3300

March 15, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Bryn Mawr Bank Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated March 15, 2004. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP